PGIM Investments LLC

655 Broad Street – 17th Floor
Newark, New Jersey 07102

October 1, 2017

The Board of Directors
Prudential Jennison Mid-Cap Growth Fund, Inc.
655 Broad Street—17th Floor
Newark, New Jersey 07102

Re: Prudential Jennison Mid-Cap Growth Fund

To the Board of Directors:

PGIM Investments LLC (PGIM Investments) has contractually agreed, through December 31, 2019, to limit Total Annual Fund Operating Expenses after fee waivers and/or expense reimbursements to 1.99% of average daily net assets for Class B shares. This contractual waiver excludes interest, brokerage, taxes (such as income and foreign withholding taxes, stamp duty and deferred tax expenses), acquired fund fees and expenses, extraordinary expenses, and certain other Fund expenses such as dividend and interest expense and broker charges on short sales.

Additionally, PGIM Investments has contractually agreed, through December 31, 2019, to limit "other expenses" for Class R2 and Class R4 shares to the extent that the class-specific expenses (currently, transfer agency, shareholder servicing, sub-transfer agency, and blue sky) exceed 0.25% of average daily net assets of Class R2 and Class R4 shares

Very truly yours,

PGIM INVESTMENTS LLC
By: /s/ Scott E. Benjamin
Name: Scott E. Benjamin
Title: Executive Vice President